EXHIBIT 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

March 13, 2019

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Re: Registration Statement on Form S-3 (Registration No. 333-225377)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 14, 2018 (the “Base Prospectus”), the preliminary prospectus supplement dated March 12, 2019 (the “Preliminary Prospectus”) and the final prospectus supplement dated March 13, 2019 (the “Prospectus Supplement” and, collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offer and sale by Sigma Labs, Inc. (the “Company”) of an aggregate of up to (i) 1,400,800 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 420,240 shares (the “Warrant Shares”) of Common Stock. The Common Shares, the Warrants, and the Warrant Shares are covered by the Registration Statement. We understand that the Common Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the offer and sale of the Securities. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the United States federal laws and Nevada General Corporation Law, including the applicable provisions of the Nevada Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares are duly authorized and, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants are duly authorized and, provided that the Warrants have been duly executed by the Company and duly delivered to the purchasers thereof as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and delivered by the Company against payment therefor as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable.

Our opinion in clause (ii) of the preceding paragraph is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally and (ii) general equitable principles, and we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Warrants or as to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC